Exhibit 99.1

CurrencyWorks Sells its sBetOne Interest to Strategic

Purchaser and Enters into Service Contract

Los Angeles CA, August 18, 2021. CurrencyWorks Inc. (“CurrencyWorks” or the “Company”), (CSE: CWRK and OTCQB: CWRK), a full-service blockchain platform provider is pleased to announce that it has sold its interest in SBetOne, Inc. (“sBetOne”) to VON Republic Inc. (“VON Republic”), an eSport reward and peer to peer betting platform.

VON Republic (Victory Or Nothing) is an eSport reward and peer-to-peer gaming platform that will be leveraging the assets of sBetOne and know-how from CurrencyWorks to further build out its rewards and gaming capabilities with the use of blockchain technologies.

●	sBetOne entered into a business combination agreement with VON Acquisition Inc. (“Von Acquisition”) and merged with VON Acquisition on August 12, 2021
●	CurrencyWorks exchanged its 5,902,174 common shares in sBetOne for 5,902,174 common shares in VON Acquisition at a deemed value of CAD$0.10 per share for a total deemed valuation of CAD$590,217 (using a $0.80 exchange rate) US$472,173
●	Separately all convertible debt plus interest in sBetOne’s books of approximately $824,000 as of June 30, 2021, have also been converted into shares in VON Acquisition at a deemed value of CAD$0.07 per share (30% discount as per the terms of the convertible debt)
●	As a result of this merger, CurrencyWorks has no debt remaining on its consolidated financial statements that related to the convertible debt associated with sBetOne and has ended up with approximately 8% ownership in VON Acquisition for its 5,902,174 shares in VON Acquisition at a deemed value of US$472,173.
●	CurrencyWorks will provide licensing, technical, and ongoing support services to VON Acquisition for a base price of $16,500/month.

“This is a validation of a part of the CurrencyWorks platform to develop blockchain-based technologies and sell them and ongoing licensing and service fees,” said Cameron Chell Executive Chairman of CurrencyWorks.

CurrencyWorks also announced that it has entered into an agreement with GRA Enterprises LLC (the “Consultant”) pursuant to which the Consultant has agreed to provide certain promotion, corporate branding, marketing, online corporate communications, and investor relations services to the Company for a term of six months (the “Term”) commencing on August 15, 2021, for total cash consideration of $30,000 which is to be paid at the beginning of the Term. The Consultant’s contact information is as follows: GRA Enterprises LLC, 55 Dorothea Terrace, Belleville, NJ 07109. Contact Person: Gerard Adams, Email: niagerardadams@gmail.com, telephone: 973-277-7674.

The services to be provided by the Consultant may include distribution of the Company’s news releases, summaries of the Company’s activities and business updates, technical analysis, videos, presentations and analyst research reports, and may be provided through the Consultant’s website and other external portals, disseminated through distribution lists, and through other platforms and media.

About VON Republic

VON Republic, through its principal subsidiary VON Bismark Limited, is developing and owns and operates a proprietary online social gaming platform called VON Republic??. VON Republic is an eSports reward and peer-to-peer betting platform. The VON Republic is a unique concept that offers gamers, known as Von Citizens, the ability to earn coins, known as VON Coins, based on the completion of in-game achievements. VON Republic is able to algorithmically weight the accomplishment level of each earned achievement and apply a VON Coin value to what each VON Citizen earns. VON Citizens can then use their hard-earned VON Coins to bid on daily auctions, competing in real-time with other gamers and their Von Coin hoards on mobile, desktop, or Xbox.

About CurrencyWorks

CurrencyWorks Inc. (CSE: CWRK and OTCQB: CWRK) is a publicly-traded company that builds and operates a full-service blockchain platform.

For more information on CurrencyWorks, please visit us at www.currencyworks.io. For additional investor info visit www.currencyworks.io or www.sedar.com and www.sec.gov searching CWRK.

Media Contact

Arian Hopkins

arian@currencyworks.io

Company Contact

Bruce Elliott, President

Phone: 424-570-9446

Bruce.elliott@currencyworks.io